As filed with the Securities and Exchange Commission on June 21, 2001
                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                  RIM.COM INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


          Nevada                                                  86-0995630
-------------------------------                               ----------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


7579 E. Main Street, Suite 600, Scottsdale, Arizona                 85251
---------------------------------------------------               ----------
    (Address of Principal Executive Offices)                      (Zip Code)


                 2000 Management and Employee Stock Option Plan
                       2001-A Consultant Compensation Plan
                 ----------------------------------------------
                            (Full title of the plan)


                              Christina M. Strauch
                                    Chairman
                                  Rim.Com Inc.
            7579 E. Main Street, Suite 600, Scottsdale, Arizona 85251
            ---------------------------------------------------------
                     (Name and address of agent for service)


                                 (480) 970-3336
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                                  With copy to:
                              Michael K. Hair, P.C.
                             7407 E. Ironwood Court
                            Scottsdale, Arizona 85258
                                 (480) 443-9657

Approximate Date of Commencement of Proposed Sale: As soon as practicable after the Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                   Proposed        Proposed
    Title of                       Maximum         Maximum
   Securities        Amount        Offering        Aggregate        Amount of
     to be           to be          Price          Offering       Registration
   Registered      Registered     Per Share         Price             Fee
--------------------------------------------------------------------------------
Common Stock,
$.001 par value    3,500,000         $.30         $1,050,000        $262.50
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.

THE PLANS

     This registration statement covers two compensation plans. The name of the first plan is the 2001-A Consultant Compensation Plan (the "2001 Plan") and Rim.Com Inc. (the "Registrant") will fund the 2001 Plan with up to 500,000 shares of its $.001 par value common stock (the "Stock"). The 2001 Plan is described in the letter from the Registrant to its consultants. The Plan is not subject to the provisions of ERISA and the Plan has no administrators.

     The name of the second plan is the 2000 Management and Employee Stock Option Plan (the "2000 Plan") and the Registrant will fund the 2000 Plan with up to 3,000,000 shares of the Stock. Under the 2000 Plan, Mr. Korndorffer and Ms. Strauch may each purchase up to 500,000 shares of the Registrant's stock at $.30 per share; Mr. Gunderson may purchase up to 250,000 shares at $.30 per share; and Mr. King may purchase up to 200,000 shares at $.30 per share. 300,000 shares of the options to Mr. Korndorffer and Ms. Strauch and all of the options to Messrs. Gunderson and King were designed to qualify as incentive stock option pursuant to the Internal Revenue Code.

DESCRIPTION OF REGISTRANT'S SECURITIES

     The authorized capital stock of the Registrant consists of 20,000,000 shares of common stock ("Common Stock"), of which 4,734,171 shares were issued and outstanding on June 1, 2001 and 10,000,000 shares of $.001 par value Preferred Stock, of which no shares have been issued as of June 1, 2001. All presently outstanding shares are duly authorized, fully-paid and non-assessable.

     Each share of the Common Stock is entitled to one vote on all matters to be voted on by the shareholders, such as the election of certain directors and other matters that directly impact the rights of the holders of such class. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of any dissolution, winding up or liquidation of the Company, the shares of Common Stock will share ratably in all the funds available for distribution after payment of all debts and obligations. The holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock as designated upon issuance.

ISSUANCE OF SHARES

     At the direction of the Registrant's Board of Directors, the consultants of the Registrant are eligible to participate in the 2001 Plan. All consultants may participate in the 2001 Plan by electing to receive Registrant's common stock for accrued and unpaid compensation on the basis of $.30 per share in conversion of debts accrued prior to April 1, 2001; at $.40 per share on debts through June 22, 2000; and, thereafter, at a conversion price equal to 90% of the lowest closing bid price during the week prior to conversion.

     Under the 2000 Plan, the option grantees may exercise their stock options by delivering a check for the amount of the purchase price for all or a portion of the shares to be purchased and a written statement to the Registrant. The participants in the 2000 Plan may be allowed by the Registrant's Board to exercise their options through stock appreciation rights.

     The Stock will not be purchased in the open market.

RESALE RESTRICTIONS

     There are no resale restrictions on the Stock issued under the 2001 Plan, since no restricted or affiliate shares are to be issued thereunder. Affiliates who receive shares under the 2000 Plan will be bound by all the restrictions of Rule 144.

ITEM 2.

     The Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000 and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to September 30, 2000 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee and consultant, without charge, upon written or oral request made to the Registrant at 7579 E. Enterprise Drive, Suite 600, Fountain Hills, Arizona 85251 telephone number (480) 970-3336.

                                     PART I

              INFORMATION REQUIRED IN THE REOFFER PROSPECTUS

     Not applicable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference into this Registration Statement: (a) the Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000; and (b) all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to September 30, 2000.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES. Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL. Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of the Company's Articles of Incorporation eliminates the personal liability of directors of the Company for violation of their fiduciary duty of care.

     Section 78.751 of the Nevada General Corporation Law, as amended, applies to the Company and provides for the indemnification of officers and directors in specified instances. It permits a corporation, pursuant to a bylaw provision or in an indemnity contract, to pay an officer's or director's litigation expenses in advance of a proceeding's final disposition, and provides that rights arising under an indemnity agreement or bylaw provision may continue as to a person who has ceased to be a director or officer.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

ITEM 8.  EXHIBITS.

         Exhibit Index located at Page 6.

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a) (3)of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from  registration  by   means  of  a  post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, and the State of Arizona, on June 20, 2001.

                                      Rim.Com Inc.


                                      By /s/ Christina M. Strauch
                                        -------------------------------
                                             Christina M. Strauch
                                             Chairman

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                                 Capacity In
     Signature                  Which Executed                      Date
     ---------                  --------------                      ----


/s/ Christina M. Strauch      Chairman (Chief Executive        June 20, 2001
----------------------------  Officer); Director
    Christina M. Strauch



/s/ Merlin W. Gunderson       Treasurer (Principal Financial   June 20, 2001
----------------------------  and Accounting Officer) and
    Merlin W. Gunderson       Secretary; Director



/s/ Robert H. Korndorffer     Vice President; Director         June 20, 2001
---------------------------
    Robert H. Korndorffer


                              Vice President; Director
---------------------------
    Bruce M. King

                                  EXHIBIT INDEX

Exhibit
Number                           Description                   Method of Filing
-------                          -----------                   ----------------

 4.1      2000 Management and Employee Stock Option Plan               1

 4.2      Letter to Employees re: Employee and Consultants
          Compensation Plan                                            *

 5        Opinion rendered by Michael K. Hair, P.C.,                   *
          counsel for the Registrant (including consent)

23.1      Consent of Accountants                                       *

23.2      Consent of Counsel                                     See Exhibit 5

----------
*    Filed herewith

(1) Incorporated by reference to Exhibit 10.1 filed with Company's Form 10-KSB registration statement on December 28, 2000.